Exhibit 10.8


March 10, 2003

Mr. Michael Grollman
President
National Scientific Corporation
14455 North Hayden Rd
Suite 202
Scottsdale, AZ
85260

Dear Michael:

Verify Systems is pleased to work with National Scientific Corporation on iVerified for schools hardware products. The proposed solutions you have presented are a direct reflection on the expertise and professionalism National Scientific Corporation brings to Verify Systems. We are extremely fortunate to partner with an organization such as yours. We look forward to many successful transactions in the years ahead.

As we have discussed, the secondary data transmission is still a formidable piece missing. While we continue to work towards a common goal it is important to begin manufacture of units. The following is the general terms and conditions we have discussed and I hope meets your satisfaction.

Proposed General Terms and Conditions:

For product delivery between March 15, 2003 and June 30, 2004

     o Terms are net 30 date of shipment for shipments under $10,000 in a given month
     o For larger shipments, terms are 50% at point of shipment, 50% net 30, unless otherwise agreed to on an order-by-order basis
     o Firm confirmed requirement for April and May are expected to be approximately 20 total units for pilot purposes, with technical details and unit breakdown of these 20 units to be agreed on or around March 30.
     o Basic preliminary specifications as defined in NSC Proposal of February 2003, but specifications and associated unit pricing are expected to evolve during project.
     o Pricing below is per the 150 unit order level, even though most of the categories or shipments do not equal that amount, NSC will extend that volume discount based on the Blanket PO. If volume quickly ramps beyond the 150 level, future orders will be at the more aggressive discounts shown in the proposal.
     o All orders are shipped F.O.B Scottsdale in 8 weeks upon receipt of release from blanket PO. Blanket PO includes only estimated quantities and specifications - amounts of each type can be changed (re-balanced) as end customer needs become more clear, keeping overall total number of dollars in the PO reasonably stable over the long term of the order.


     54 Hazard Avenue, Suite 329   Enfield, CT 06082       TEL 866.VERIFYU

Unit Part no.       Unit Function      Est. Units        Price         Total
================================================================================

NSC-VER-001         Bus                   100            $941        $ 94,100
--------------------------------------------------------------------------------
NSC-VER-002         Depot                  75            $637        $ 47,775
--------------------------------------------------------------------------------
NSC-VER-003         Classroom             150            $467        $ 70,050
--------------------------------------------------------------------------------
NSC-VER-004         Perimeter              40            $457        $ 18,280
--------------------------------------------------------------------------------
NSC-VER-005         Mobile Reader           5            $550        $  2,750
--------------------------------------------------------------------------------
NSC-VER-006         Mobile Dock             5            $550        $  2,750
--------------------------------------------------------------------------------
NSC-VER-007         Concentrator           30            $520        $ 15,600
--------------------------------------------------------------------------------
                                              Total                  $251,305
================================================================================

An overview of the iVerified for school system:

iVerified for Schools is a student locating system that allows school administrators and parents to instantly locate their student(s) while on a bus or within the school. For parents, it gives them peace of mind and a degree of control to know that their child is safe and where they should be. For schools, it provides for the security and automation of attendance that is forefront in their minds. Schools can instantly determine the location of any bus in their fleet and which students are onboard. The system logs where and when a student embarked and disembarked the bus. Schools can instantly learn who is in school and who is absent, as well as precisely where any given student is located within the school. Our system can even tie into a school's access control system giving only authorized students access the school's property.

We had five goals while designing the iVerified for Schools system:

     o Allow parents and school administrators to track the location of their students
     o    Make the system as non-invasive and as passive as possible
     o    Improve school security
     o    Automate time and attendance
     o    Operate system at a low cost

On behalf of everyone at Verify Systems I want to thank you and your staff at National Scientific Corporation for being an integral partner in bringing iVerified to market.

Respectfully,


/s/ Mark A. O'Neill
Mark A. O'Neill
President
Verify Systems
March 10, 2003

cc: Graham Clark
    Anthony Grosso
    Steven Mercadante



     54 Hazard Avenue, Suite 329   Enfield, CT 06082       TEL 866.VERIFYU